================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (Amendment No. 1)

                             -----------------------



                          SALTON/MAXIM HOUSEWARES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


  COMMON STOCK, PAR VALUE $.01 PER SHARE                       795757103
-------------------------------------------     --------------------------------
      (Title of class of securities)                         (CUSIP number)


                                 NORMAN D. CHIRITE, ESQ.
                               WEIL, GOTSHAL & MANGES LLP
                                    767 FIFTH AVENUE
                                   NEW YORK, NY  10153
                                     (212) 310-8000
--------------------------------------------------------------------------------
(Name, address and telephone number of person authorized to receive notices and communications)


                               SEPTEMBER 16, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

     Note: Schedules filed in paper format should include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                             (Continued on following pages)

================================================================================




                               Page 1 of 18 Pages



NYFS08...:\60\34460\0037\2024\SCH9248J.350


--------------------------------------------------------           --------------------------------------
CUSIP No.               795757103                           13D                 Page 2 of 10
--------------------------------------------------------           --------------------------------------

--------------------------------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSON:                 CENTRE PARTNERS II LLC

               I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON:
---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (A) [ ]

                                                                                                 (b) [ ]
---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:            WC

---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                     [ ]
               TO ITEM 2(d) OR 2(e):
---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF                   DELAWARE
               ORGANIZATION:

---------------------------------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER:                   0
        SHARES
                       ----------------------------------------------------------------------------------
     BENEFICIALLY         8    SHARED VOTING POWER:                 2,566,641
       OWNED BY
                       ----------------------------------------------------------------------------------
         EACH             9    SOLE DISPOSITIVE POWER:              0
      REPORTING
                       ----------------------------------------------------------------------------------
     PERSON WITH         10    SHARED DISPOSITIVE POWER:            2,566,641

---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               2,566,641
               REPORTING PERSON:

---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                       [ ]
               SHARES:

---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                         28.8%

---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                 OO

---------------------------------------------------------------------------------------------------------







                               Page 2 of 18 Pages



--------------------------------------------------------           --------------------------------------
CUSIP No.               795757103                           13D                 PAGE 3 OF 10
--------------------------------------------------------           --------------------------------------

---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                 CENTRE CAPITAL INVESTORS II, L.P.

               I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON:
---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (A) [ ]

                                                                                                 (B) [ ]
---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:            WC

---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                     [ ]
               TO ITEM 2(d) OR 2(e):
---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF                   DELAWARE
               ORGANIZATION:

---------------------------------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER:                   0
        SHARES
                       ----------------------------------------------------------------------------------
     BENEFICIALLY         8    SHARED VOTING POWER:                 790,012
       OWNED BY
                       ----------------------------------------------------------------------------------
         EACH             9    SOLE DISPOSITIVE POWER:              0
      REPORTING
                       ----------------------------------------------------------------------------------
     PERSON WITH         10    SHARED DISPOSITIVE POWER:            790,012

---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               790,012
               REPORTING PERSON:

---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                       [ ]
               SHARES:

---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                         8.9%

---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                 PN

---------------------------------------------------------------------------------------------------------







                               Page 3 of 18 Pages



--------------------------------------------------------           --------------------------------------
CUSIP No.               795757103                           13D                 PAGE 4 OF 10
--------------------------------------------------------           --------------------------------------

---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                 CENTRE CAPITAL TAX-EXEMPT INVESTORS
                                                         II, L.P.

               I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON:
---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (A) [ ]

                                                                                                 (B) [ ]
---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:            WC

---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                     [ ]
               TO ITEM 2(d) OR 2(e):
---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF                   DELAWARE
               ORGANIZATION:

---------------------------------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER:                   0
        SHARES
                       ----------------------------------------------------------------------------------
     BENEFICIALLY         8    SHARED VOTING POWER:                 257,048
       OWNED BY
                       ----------------------------------------------------------------------------------
         EACH             9    SOLE DISPOSITIVE POWER:              0
      REPORTING
                       ----------------------------------------------------------------------------------
     PERSON WITH         10    SHARED DISPOSITIVE POWER:            257,048

---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               257,048
               REPORTING PERSON:

---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                       [ ]
               SHARES:

---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                         2.9%

---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                 PN

---------------------------------------------------------------------------------------------------------







                               Page 4 of 18 Pages



--------------------------------------------------------           --------------------------------------
CUSIP No.               795757103                           13D                 PAGE 5 OF 10
--------------------------------------------------------           --------------------------------------

---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                 CENTRE CAPITAL OFFSHORE INVESTORS
                                                         II, L.P.

               I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON:
---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (A) [ ]

                                                                                                 (B) [ ]
---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:            WC

---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                     [ ]
               TO ITEM 2(d) OR 2(e):
---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF                   BERMUDA
               ORGANIZATION:

---------------------------------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER:                   0
        SHARES
                       ----------------------------------------------------------------------------------
     BENEFICIALLY         8    SHARED VOTING POWER:                 171,900
       OWNED BY
                       ----------------------------------------------------------------------------------
         EACH             9    SOLE DISPOSITIVE POWER:              0
      REPORTING
                       ----------------------------------------------------------------------------------
     PERSON WITH         10    SHARED DISPOSITIVE POWER:            171,900

---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               171,900
               REPORTING PERSON:

---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                       [ ]
               SHARES:

---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                         1.9%

---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                 PN

---------------------------------------------------------------------------------------------------------







                               Page 5 of 18 Pages



--------------------------------------------------------           --------------------------------------
CUSIP No.               795757103                           13D                 PAGE 6 OF 10
--------------------------------------------------------           --------------------------------------

---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                 CENTRE PARTNERS COINVESTMENT, L.P.

               I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON:
---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (A) [ ]

                                                                                                 (B) [ ]
---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:            WC

---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                     [ ]
               TO ITEM 2(d) OR 2(e):
---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF                   DELAWARE
               ORGANIZATION:

---------------------------------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER:                   0
        SHARES
                       ----------------------------------------------------------------------------------
     BENEFICIALLY         8    SHARED VOTING POWER:                 135,840
       OWNED BY
                       ----------------------------------------------------------------------------------
         EACH             9    SOLE DISPOSITIVE POWER:              0
      REPORTING
                       ----------------------------------------------------------------------------------
     PERSON WITH         10    SHARED DISPOSITIVE POWER:            135,840

---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               135,840
               REPORTING PERSON:

---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                       [ ]
               SHARES:

---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                         1.5%

---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                 PN

---------------------------------------------------------------------------------------------------------







                               Page 6 of 18 Pages



-------------------------------------------------------           --------------------------------------
CUSIP No.               795757103                           13D                 PAGE 7 OF 10
--------------------------------------------------------           --------------------------------------

---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                 CENTRE PARALLEL MANAGEMENT PARTNERS, L.P.

               I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON:
---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (A) [ ]

                                                                                                 (B) [ ]
---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:            WC

---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                     [ ]
               TO ITEM 2(d) OR 2(e):
---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF                   DELAWARE
               ORGANIZATION:

---------------------------------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER:                   0
        SHARES
                       ----------------------------------------------------------------------------------
     BENEFICIALLY         8    SHARED VOTING POWER:                 12,128
       OWNED BY
                       ----------------------------------------------------------------------------------
         EACH             9    SOLE DISPOSITIVE POWER:              0
      REPORTING
                       ----------------------------------------------------------------------------------
     PERSON WITH         10    SHARED DISPOSITIVE POWER:            12,128

---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               12,128
               REPORTING PERSON:

---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                       [ ]
               SHARES:

---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                         0.1%

---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                 PN

---------------------------------------------------------------------------------------------------------







                               Page 7 of 18 Pages



--------------------------------------------------------           --------------------------------------
CUSIP No.               795757103                           13D                 PAGE 8 OF 10
--------------------------------------------------------           --------------------------------------

---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                 CENTRE PARTNERS MANAGEMENT LLC

               I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON:
---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (A) [ ]

                                                                                                 (B) [ ]
---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:            WC

---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                     [ ]
               TO ITEM 2(d) OR 2(e):
---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF                   DELAWARE
               ORGANIZATION:

---------------------------------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER:                   0
        SHARES
                       ----------------------------------------------------------------------------------
     BENEFICIALLY         8    SHARED VOTING POWER:                 1,218,960
       OWNED BY
                       ----------------------------------------------------------------------------------
         EACH             9    SOLE DISPOSITIVE POWER:              0
      REPORTING
                       ----------------------------------------------------------------------------------
     PERSON WITH         10    SHARED DISPOSITIVE POWER:            1,218,960

---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               1,218,960
               REPORTING PERSON:

---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                       [ ]
               SHARES:

---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                         13.7%

---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                 OO

---------------------------------------------------------------------------------------------------------







                               Page 8 of 18 Pages


--------------------------------------------------------           --------------------------------------
CUSIP No.               795757103                           13D                 PAGE 9 OF 10
--------------------------------------------------------           --------------------------------------

---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                 CENTRE PARTNERS II, L.P.

               I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON:
---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (A) [ ]

                                                                                                 (B) [ ]
---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:            WC

---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                     [ ]
               TO ITEM 2(d) OR 2(e):
---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF                   DELAWARE
               ORGANIZATION:

---------------------------------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER:                   0
        SHARES
                       ----------------------------------------------------------------------------------
     BENEFICIALLY         8    SHARED VOTING POWER:                 1,218,960
       OWNED BY
                       ----------------------------------------------------------------------------------
         EACH             9    SOLE DISPOSITIVE POWER:              0
      REPORTING
                       ----------------------------------------------------------------------------------
     PERSON WITH         10    SHARED DISPOSITIVE POWER:            1,218,960

---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               1,218,960
               REPORTING PERSON:

---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                       [ ]
               SHARES:

---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                         13.7%

---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                 PN

---------------------------------------------------------------------------------------------------------







                               Page 9 of 18 Pages


--------------------------------------------------------           --------------------------------------
CUSIP No.               795757103                           13D                PAGE 10 OF 10
--------------------------------------------------------           --------------------------------------

---------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON:                 STATE BOARD OF ADMINISTRATION OF FLORIDA

               I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON:
---------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (A) [ ]

                                                                                                 (B) [ ]
---------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

---------------------------------------------------------------------------------------------------------
      4        SOURCE OF FUNDS:            WC

---------------------------------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                     [ ]
               TO ITEM 2(d) OR 2(e):
---------------------------------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF                   FLORIDA
               ORGANIZATION:

---------------------------------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER:                   0
        SHARES
                       ----------------------------------------------------------------------------------
     BENEFICIALLY         8    SHARED VOTING POWER:                 1,199,713
       OWNED BY
                       ----------------------------------------------------------------------------------
         EACH             9    SOLE DISPOSITIVE POWER:              0
      REPORTING
                       ----------------------------------------------------------------------------------
     PERSON WITH         10    SHARED DISPOSITIVE POWER:            1,199,713

---------------------------------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY               1,199,713
               REPORTING PERSON:

---------------------------------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                       [ ]
               SHARES:

---------------------------------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                         13.4%

---------------------------------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON:                 OO

---------------------------------------------------------------------------------------------------------




                               Page 10 of 18 Pages

                  This Amendment No. 1 ("Amendment No. 1") amends the Statement on Schedule 13D (the "Schedule 13D") filed on August 7, 1998, by and on behalf of Centre Partners II LLC, Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P., Centre Capital Offshore Investors II, L.P., Centre Partners Coinvestment, L.P., Centre Parallel Management Partners, L.P., Centre Partners Management LLC, Centre Partners II, L.P. and the State Board of Administration of Florida (collectively, the "Reporting Persons"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  Since the filing of the Schedule 13D, CCI II purchased an
            aggregate of 65,777 shares of Common Stock for total consideration of $919,031.20 derived from capital of CCI II.

                  Since the filing of the Schedule 13D, Centre Tax-Exempt
            purchased an aggregate of 21,401 shares of Common Stock for total consideration of $299,013.91 derived from capital of Centre Tax-Exempt.

                  Since the filing of the Schedule 13D, Centre Offshore
            purchased an aggregate of 14,312 shares of Common Stock for total consideration of $199,966.72 derived from capital of Centre Offshore.

                  Since the filing of the Schedule 13D, Centre Parallel
            purchased an aggregate of 1,010 shares of Common Stock for total consideration of $14,111.62 derived from capital of Centre Parallel.

                  Since the filing of the Schedule 13D, Centre Coinvestment
            purchased an aggregate of 11,311 shares of Common Stock for total consideration of $158,035.21 derived from capital of Centre Coinvestment.

                  Since the filing of the Schedule 13D, the State Board
            purchased an aggregate of 99,889 shares of Common Stock for total consideration of $1,395,641.10 derived from capital of the State Board.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

                  (a) As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 2,566,641 shares of Common Stock, which includes 40,000 shares of Preferred Stock (which shares of Preferred Stock are convertible into 2,352,941 shares of Common Stock), constituting 28.8% of the outstanding shares of Common Stock (the percentage of shares of Common Stock owned being based upon (x) 13,103,644 shares of Common Stock outstanding on July 24, 1998, as set forth on that certain LaSalle National Bank Transfer Agent's Certificate, dated July 24, 1998, less (y) 6,535,072 shares of Common Stock repurchased by the Corporation from Windmere-Durable Holdings, Inc. on July 28, 1998, plus (z) 2,352,941 shares of Common Stock representing conversion of the 40,000 outstanding shares of Preferred Stock).




                               Page 11 of 18 Pages

                  The responses to Items 11 and 13 on each of pages 2-10 hereof which relate to beneficial ownership of shares of Common Stock with respect to each reporting person are incorporated herein by reference.

                  (b) The responses to Items 7-11 on each of pages 2-10 hereof which relate to voting and disposition of shares of Common Stock with respect to each reporting person are incorporated herein by reference.

                  Centre Partners is the general partner of Centre Coinvestment and Centre Parallel and the general partner of the general partner of CCI II, Centre Tax-Exempt and Centre Offshore, which are the holders of record of the following amounts of Common Stock (which includes shares of Preferred Stock convertible into Common Stock):


                                                                  Common Stock
                                                                  ------------

Centre Partners Coinvestment, L.P.                                     135,840
Centre Capital Investors II, L.P.                                      790,012
Centre Capital Tax-Exempt Investors II, L.P.                           257,048
Centre Capital Offshore Investors II, L.P.                             171,900
Centre Parallel Management Partners, L.P.                               12,128
                                                             -----------------

                                                TOTAL                1,366,928

                  In addition, pursuant to certain investment management
            arrangements, Centre Partners has been delegated voting and dispositive power with respect to the 18,697 shares of Preferred Stock and the 99,889 shares of Common Stock owned by the State Board. Thus, Centre Partners may be deemed to beneficially own and have voting and dispositive power over a total of 2,566,641 shares of Common Stock.

                  Centre Partners II, L.P. is the general partner of Centre
            Offshore, Centre Tax-Exempt and CCI II, which are the holders of record of the following amounts of Common Stock (which includes shares of Preferred Stock convertible into Common Stock):

                                                                  Common Stock
                                                                  ------------

Centre Capital Offshore Investors II, L.P.                             171,900
Centre Capital Tax-Exempt Investors II, L.P.                           257,048
Centre Capital Investors II, L.P.                                      790,012
                                                              ----------------

                                                TOTAL                1,218,960


                  Thus, Centre Partners II, L.P. may be deemed to beneficially own and have voting and dispositive power over a total of 1,218,960 shares of Common Stock.



                               Page 12 of 18 Pages

                  Pursuant to a Management Agreement, Centre Management has been delegated voting and dispositive power with respect to shares owned by CCI II, Centre Offshore and Centre Tax-Exempt, which are the holders of record of the following amounts of Common Stock (which includes shares of Preferred Stock convertible into Common Stock):

                                                                  Common Stock
                                                                  ------------

Centre Capital Investors II, L.P.                                      790,012
Centre Capital Tax-Exempt Investors II, L.P.                           257,048
Centre Capital Offshore Investors II, L.P.                             171,900
                                                              ----------------

                                                TOTAL                1,218,960

                  Thus, Centre Management has been delegated voting and
            dispositive power with respect to a total of 1,218,960 shares of Common Stock.

                  All of the Members disclaim any beneficial ownership of any of the shares of Common Stock reported herein except to the extent of their economic interest therein.

                  (c) Information concerning transactions in shares of Common
            Stock by the Reporting Persons during the past sixty days or since the filing of the Schedule 13D, whichever is less, is set forth in Exhibit D attached hereto, which is incorporated by reference.

                  (d) See Item 5(b).

                  (e) Not applicable.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

            Exhibit D - Information concerning transactions in shares of Common Stock effected by the Reporting Persons during the past sixty days or since the filing of the Schedule 13D, whichever is less.



                               Page 13 of 18 Pages

                                    SIGNATURE
                                    ---------

            After reasonable inquiry and to the best of his or her knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  September 24, 1998


                       CENTRE PARTNERS II LLC


                       By:   /s/ Bruce G. Pollack
                             -----------------------------------------------
                             Bruce G. Pollack, Managing Director

                       CENTRE CAPITAL INVESTORS II, L.P.
                       CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.
                       CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

                       By:   Centre Partners II, L.P., as its General Partner

                             By:   Centre Partners Management LLC,

                                   as Attorney-in-fact

                                   By:   /s/ Bruce G. Pollack
                                         ------------------------------------
                                         Bruce G. Pollack, Managing Director


                       CENTRE PARALLEL MANAGEMENT PARTNERS, L.P.
                       CENTRE PARTNERS COINVESTMENT, L.P.

                       By:   Centre Partners II LLC, as its General Partner

                             By:   /s/ Bruce G. Pollack
                                   -----------------------------------------
                                   Bruce G. Pollack, Managing Director

                       CENTRE PARTNERS MANAGEMENT LLC

                       By:   /s/ Bruce G. Pollack
                             -----------------------------------------------
                             Bruce G. Pollack, Managing Director




                               Page 14 of 18 Pages

                        CENTRE PARTNERS II, L.P.

                        By:   Centre Partners Management LLC,
                              as Attorney-in-fact

                              By:   /s/ Bruce G. Pollack
                                    -----------------------------------------
                                    Bruce G. Pollack, Managing Director

                        STATE BOARD OF ADMINISTRATION OF FLORIDA

                        By:   Centre Parallel Management Partners, L.P.
                              Manager

                              By:   Centre Partners Manager LLC,
                                    as Attorney-in-fact

                                    By:   /s/ Bruce G. Pollack
                                          -----------------------------------
                                          Bruce G. Pollack, Managing Director





                               Page 15 of 18 Pages

                                  EXHIBIT INDEX
                                  -------------

Exhibit                                                         Page No.
-------                                                         --------


D.    Information concerning transactions                         17
      in shares of Common Stock effected
      by the Reporting Persons during the
      past sixty days or since the filing
      of the Schedule 13D, whichever is less.






                               Page 16 of 18 Pages

                                                                       Exhibit D

                      TRANSACTIONS IN COMMON STOCK OF THE CORPORATION
                      -----------------------------------------------


            The Reporting Persons engaged in the following transactions in shares of Common Stock of the Corporation during the past 60 days or since the filing of the Schedule 13D, whichever is less. All transactions involved purchases of shares on the Nasdaq National Market.


Reporting Person
With Direct
Beneficial                     Date of            Number of           Price Per
Ownership                    Transaction            Shares              Share
------------                 -----------          ----------            -----

CCI II                         9/10/98               9,234             $13.4687

CCI II                         9/14/98               2,155             $14.9375

CCI II                         9/15/98              13,820             $14.7250

CCI II                         9/16/98               8,280             $14.7500

CCI II                         9/17/98               5,879             $14.4375

CCI II                         9/18/98               6,802             $14.4687

CCI II                         9/22/98               8,834             $13.2452

CCI II                         9/23/98              10,773             $12.6742

Centre Tax-Exempt              9/10/98               3,004             $13.4687

Centre Tax-Exempt              9/14/98                701              $14.9375

Centre Tax-Exempt              9/15/98               4,498             $14.7250

Centre Tax-Exempt              9/16/98              2,693              $14.7500

Centre Tax-Exempt              9/17/98              1,913              $14.4375

Centre Tax-Exempt              9/18/98              2,213              $14.4687

Centre Tax-Exempt              9/22/98               2,874             $13.2452

Centre Tax-Exempt              9/23/98               3,505             $12.6742

Centre Offshore                9/10/98               2,009             $13.4687

Centre Offshore                9/14/98                469              $14.9375

Centre Offshore                9/15/98               3,007             $14.7250

Centre Offshore                9/16/98               1,802             $14.7500




                               Page 17 of 18 Pages

Centre Offshore                9/17/98               1,279             $14.4375

Centre Offshore                9/18/98               1,480             $14.4687

Centre Offshore                9/22/98               1,922             $13.2452

Centre Offshore                9/23/98               2,344             $12.6742

Centre Parallel                9/10/98                142              $13.4687

Centre Parallel                9/14/98                33               $14.9375

Centre Parallel                9/15/98                212              $14.7250

Centre Parallel                9/16/98                127              $14.7500

Centre Parallel                9/17/98                90               $14.4375

Centre Parallel                9/18/98                105              $14.4687

Centre Parallel                9/22/98                136              $13.2452

Centre Parallel                9/23/98                165              $12.6742

Centre Coinvestment            9/10/98              1,588              $13.4687

Centre Coinvestment            9/14/98               370               $14.9375

Centre Coinvestment            9/15/98              2,376              $14.7250

Centre Coinvestment            9/16/98              1,424              $14.7500

Centre Coinvestment            9/17/98              1,011              $14.4375

Centre Coinvestment            9/18/98              1,170              $14.4687

Centre Coinvestment            9/22/98              1,519              $13.2452

Centre Coinvestment            9/23/98              1,853              $12.6742

State Board                    9/10/98              14,023             $13.4687

State Board                    9/14/98              3,272              $14.9375

State Board                    9/15/98              20,987             $14.7250

State Board                    9/16/98              12,574             $14.7500

State Board                    9/17/98              8,928              $14.4375

State Board                    9/18/98              10,330             $14.4687

State Board                    9/22/98              13,415             $13.2452

State Board                    9/23/98              16,360             $12.6742





                          Page 18 of 18 Pages